EXHIBIT 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

          THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of August 29, 2003 (the “First Amendment”) by and among Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Parent”), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub 1”), Business Objects Americas, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“BOA”), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub 3”), Seagate Software (Cayman) Holdings Corporation, a Delaware corporation (“HoldCo”), and Crystal Decisions, Inc., a Delaware corporation (the “Company”).

RECITALS

          WHEREAS, Parent, Merger Sub 1, Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub 2”), Merger Sub 3, HoldCo and the Company entered into an Agreement and Plan of Merger, dated as of July 18, 2003 (the “Original Agreement”);

          WHEREAS, Merger Sub 2 assigned to BOA all of its rights, interests and obligations under the Original Agreement;

          WHEREAS, the parties wish to make certain modifications to the Original Agreement; and

          WHEREAS, Section 10.4 of the Original Agreement sets for the manner in which the Original Agreement may be amended.

          NOW, THEREFORE, in consideration of the covenants and representations set forth in the Original Agreement and for other good and valuable consideration, the parties agree as follows:

1.     Section 1.3(b)(ii)(1) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

               "(1) The Parent stockholders shall meet and approve (x) the Mergers, (y) the issuance of Parent Shares to the HoldCo Common Stockholders, Option Sub and the Contributing Company Common Stockholders in the amounts to which such stockholders are entitled pursuant to Sections 2.1(a), 2.1(b) and 2.3(a)(i) hereof in consideration of the Contributions (the “Capital Increase”), and (z) the appointment of the additional member(s) to Parent’s board of directors; and”

2.     Section 8.2(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

               "(a) As promptly as practicable, Parent, through its board of directors, will convene a meeting of its stockholders (the “Parent Stockholders’ Meeting”) for the purpose of voting upon, and will use its reasonable best efforts to solicit from its stockholders a vote in favor of, (i) approval of the Mergers, (ii) approval of the issuance of Parent Shares pursuant to the Capital Increase, (iii) the appointment of the additional member(s) to Parent’s board of directors as contemplated by Section 8.8, and (iv) such other matters as Parent reasonably believes are necessary to be approved under applicable law to consummate the Mergers in accordance with the terms hereof (collectively, the “Parent Proposals”). Notwithstanding anything in this Agreement to the contrary, (y) Parent shall be permitted to adjourn the Parent Stockholders’ Meeting, from time to time, until such time as all other conditions set forth in Article IX (other than conditions which by their terms are to be satisfied at Closing) have been satisfied or duly waived and (z) unless this Agreement is terminated in accordance with its terms, Parent will call, hold and convene the Parent Stockholders’ Meeting for the purpose of considering the approval of the Parent Proposals.”

3.     Section 8.8 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

          “Section 8.8 Board of Directors. Parent will take all necessary action, subject to applicable law, to cause the number of members of Parent’s board of directors to be increased by one (1) as of the Effective Time, and to use reasonable best efforts to cause the vacancy to be filled by David J. Roux (or such other Person as may be designated in writing by HoldCo Stockholder at least forty-five (45) days prior to the filling of such vacancy; provided, that such Person is reasonably acceptable to Parent). The Company and its counsel will be given a reasonable opportunity to review and comment on Parent’s board of directors resolution contemplated by this Section 8.8. Furthermore, Parent will use its reasonable best efforts, subject to applicable law, to cause the number of members of Parent’s board of directors to be increased by one (1) additional director as of the Effective Time or, if it is not reasonably practicable to do so as of the Effective Time, as soon as reasonably practicable after the Effective Time and, in any event, by Parent’s annual meeting of stockholders to be held in 2004, and to cause the vacancy to be filled by one (1) individual who qualifies as an “independent” director of Parent pursuant to proposed and applicable laws and regulations (the “Independent Director”).”

4.     Except as otherwise defined herein, capitalized terms used herein have the meanings given them in the Original Agreement.

5.     All references to the Original Agreement shall mean the Original Agreement as amended by this First Amendment. Except as specifically amended above, the Original Agreement shall remain in full force and effect in the original form agreed by the parties thereto, and is hereby ratified and confirmed.

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6.     This First Amendment may be executed in two or more counterparts, and by facsimile, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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          IN WITNESS WHEREOF, Parent, Merger Sub 1, BOA, Merger Sub 3, HoldCo and the Company have caused this First Amendment to the Original Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

BUSINESS OBJECTS S.A.

By: /s/ Bernard Liautaud
Name:	Bernard Liautaud
Title:	Chairman of the Board and Chief Executive Officer

BORG MERGER SUB I, INC.

By: /s/ Elisabeth Blinet
Name:	Elisabeth Blinet
Title:	Secretary

BUSINESS OBJECTS AMERICAS, INC.

By: /s/ Bernard Liautaud
Name:	Bernard Liautaud
Title:	Chief Executive Officer and President

BORG MERGER SUB III, INC.

By: /s/ Elisabeth Blinet
Name:	Elisabeth Blinet
Title:	Secretary

SEAGATE SOFTWARE (CAYMAN) HOLDINGS CORPORATION

By: /s/ David Roux
Name: Title:	David Roux Chairman

CRYSTAL DECISIONS, INC.

By: /s/ Jonathan J. Judge
Name:	Jonathan J. Judge
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]